Exhibit 10.44

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (this “Sublease”) is made and entered into this 28th day of February, 2005, by and between NETSCAPE COMMUNICATIONS CORPORATION, a Delaware corporation (hereinafter referred to as the “Sublandlord”), and MERCURY INTERACTIVE CORPORATION, a Delaware corporation (hereinafter referred to as the “Subtenant”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Lease Agreement by and between 464 Ellis Street Associates, L.P. (the “Prime Landlord”) and Sublandlord, dated as of January 31,1997 (the “Prime Lease”), Sublandlord presently leases three (3) separate, adjacent buildings having addresses at 464 Ellis Street (“Building 20”), 466 Ellis Street (“Building 21”) & 468 Ellis Street (“Building 22”), Mountain View, California (collectively, “Phase I”);

WHEREAS, Subtenant desires to sublease from Sublandlord the entirety of Phase I including each of the following buildings (each a “Building”): (i) the entirety of Building 20, which contains approximately sixty four thousand one hundred eight (64,108) rentable square feet of office space (the “Building 20 Premises”), (ii) the entirety of Building 21 which contains approximately seventy five thousand two hundred thirty three (75,233) rentable square feet of office space (the “Building 21 Premises”), and (iii) the entirety of Building 22, which contains approximately 55,662 rentable square feet, including (a) approximately 15,400 rentable square feet of office space located on the 2nd floor of the Building (“Building 22 Office Space”), (b) approximately 25,775 rentable square feet of cafeteria and kitchen area (“Cafeteria Space”); and (c) approximately 14,487 rentable square feet of fitness center space (“Fitness Center Space”) (collectively, the “Building 22 Premises”). The Building 20 Premises, Building 21 Premises, and Building 22 Premises shall be referred to hereinafter collectively as the “Demised Premises”. Capitalized terms used in this Sublease but not otherwise defined shall have the meaning ascribed to such terms in the Prime Lease;

WHEREAS, Sublandlord and Subtenant acknowledge that they are parties to that certain Side Agreement, dated as of December 15, 2003 (“Side Agreement”), pursuant to which, among other things, Subtenant currently has certain rights to use the Cafeteria and Fitness Center located in Building 22. The Side Agreement superseded that certain Agreement of Sublease, dated as of October 21, 2003 (“Phase II Sublease”), pursuant to which Subtenant subleased from Sublandlord the buildings located at 389 Whisman Road, 399 Whisman Road, 369 Whisman Road and 379 Whisman Road (“Phase II Buildings”). As of the date that the Side Agreement became effective, Sublandlord’s master lease for the Phase II Buildings and the Phase II Sublease terminated, and Subtenant’s direct lease with Sublandlord’s landlord for the Phase II Buildings became effective; and

WHEREAS, the Side Agreement shall remain in effect until terminated on April 30, 2005 in accordance with the terms of this Sublease.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Demised Premises.

a. Demised Premises Defined. Subject to receipt of Prime Landlord’s written consent to this Sublease in accordance with Section 28 below, Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the term and upon the conditions hereinafter provided, the Demised Premises, as more particularly described on the plan attached hereto and made part hereof as Exhibit A. Sublandlord and Subtenant hereby stipulate that the aggregate rentable area of the Demised Premises is one hundred ninety-five thousand three (195,003) rentable square feet and agree that this square footage shall be conclusive for all purposes under this Sublease.

b. Condition of Premises. Subject to the provisions of this Section 1(b), the Demised Premises are sublet to Subtenant in their “as is” condition existing on the date delivered to Subtenant. Sublandlord shall have no obligation to complete any alterations, improvements, repairs or decorations to the Demised Premises either prior to the time possession is given to Subtenant or during the Term. The foregoing sentence notwithstanding, Sublandlord represents to the best of Sublandlord’s knowledge, all building systems serving the Demised Premises, including without limitation, all mechanical, electrical, HVAC and life safety systems, and the plumbing systems and fixtures (collectively, “Building Systems”), are in good working condition as of the date hereof, and the Building Systems shall be in good working condition on the date that Sublandlord delivers possession of the Demised Premises to Subtenant pursuant to Section 3 below. In addition, Sublandlord hereby transfers to Subtenant, during the Early Access Period (as defined below) and during the Term, all warranties (to the extent the same are freely transferable) of improvements made by or at the direction of Sublandlord or Prime Landlord, for the benefit of Sublandlord, under the Prime Lease.

c. Initial Improvements. Subtenant may, at its option and subject to the provisions of the Prime Lease, including, without limitation, Article 8 thereof, complete certain initial improvements to prepare the Demised Premises for Subtenant’s occupancy thereof as described in the Work Letter Agreement attached hereto and made a part hereof as Exhibit B (the “Initial Improvements”), at Subtenant’s sole cost and expense without any contribution or improvement allowance from Sublandlord described in the Work Letter Agreement attached hereto and made a part hereof as Exhibit B); provided, however, Subtenant shall not make or permit anyone to make any Initial Improvements without the prior written consent of Sublandlord, which shall not be unreasonably withheld or delayed, and of Prime Landlord in accordance with the Prime Lease. In connection with the foregoing, Subtenant shall submit to Sublandlord, for prior written approval by Sublandlord, which shall not be unreasonably withheld or delayed, and Prime Landlord, complete plans and specifications for any and all Initial Improvements; including, without limitation, schematic designs and work drawings. Any and all costs and expenses associated with the acquisition of cabling, equipment, furniture, security systems, or other personal property for Subtenant or the Demised Premises or the installation or placement of any of the foregoing within the Demised Premises or with the project management for the performance of the Initial Improvements (collectively, “Subtenant’s Personal Property and Services”), shall be paid for by and be the sole responsibility of Subtenant. Sublandlord acknowledges and agrees that Subtenant shall not be required to remove any Initial Improvements upon the expiration or earlier termination of this Sublease unless the removal is required by Prime Landlord or Sublandlord is otherwise obligated to pay Prime Landlord the costs of any removal of any Initial Improvements pursuant to Section 8(e) of the Prime Lease.

2. Term. Provided Sublandlord has received Prime Landlord’s consent to this Sublease in accordance with the Prime Lease and this Sublease, the term of this Sublease (the “Term”) shall be for a period commencing: (a) for Building 22 - May 1, 2005 (the “Building 22 Commencement Date”), and (b) for Buildings 20 and 21 - July 1, 2005 (the “Building 20 and 21 Commencement Date”) (each a “Commencement Date”) and, unless this Sublease is earlier terminated pursuant to its terms or pursuant to the terms of the Prime Lease that are incorporated herein, expiring at midnight (PST) on March 26, 2013 (the “Expiration Date”).

3. Delivery of Demised Premises.

a. Early Access. Sublandlord shall deliver the Building 22 Office Space to Subtenant in the condition required by this Sublease promptly following receipt of Prime Landlord’s consent to this Sublease in accordance with Section 28 and, from and after the date on which Sublandlord delivers the Building 22 Office Space to Subtenant (the “Delivery Date”) until the Building 22 Commencement Date, Subtenant shall have the right, subject to Prime Landlord’s prior written consent, to enter the Building 22 Office Space for purposes of moving Subtenant’s personal property into, performing the Initial Improvements to, and otherwise preparing the Building 22 Office Space for Subtenant’s occupancy. In connection with the foregoing, Subtenant acknowledges and agrees that the foregoing early access rights shall be non-exclusive and that Sublandlord will have the right, to perform de-commissioning work in Building 22, and continue operating the Cafeteria and Fitness Center facilities pursuant to Section 19 below, between the date hereof and the Building 22 Commencement Date. All terms and conditions of this Sublease shall apply to Subtenant’s early access prior to the Building 22 Commencement Date except that Base Rent shall not begin to accrue with respect to any particular Building until the Commencement Date for such Building (as defined below), provided Subtenant shall pay, within twenty (20) days after receipt of demand by Sublandlord therefore, all utility costs and other Additional Rent allocable to the Building 22 Office Space during the period commencing on the Delivery Date and expiring on the Building 22 Commencement Date (the “Early Access Period”).

b. Delivery of the Remainder of the Demised Premises. Subject to receipt of Prime Landlord’s consent to this Sublease in accordance with Section 28, Sublandlord presently anticipates delivering the remainder of the Demised Premises to Subtenant, in the condition required under this Sublease, as follows: (i) the Cafeteria Space and the Fitness Center Space on the Building 22 Commencement Date; and (ii) Buildings 20 and 21 on the Building 20 and 21 Commencement Date. If Sublandlord is unable to deliver possession of the applicable space by such dates, Sublandlord shall not have any liability whatsoever to Subtenant, this Sublease shall not be rendered void or voidable, and, subject to the provisions of Section 3(c) below, Subtenant’s sole remedy in such event will be an extension of the Commencement Date for the applicable space or Building on a day-for-day basis based upon the number of days delay in delivery of such space or Building.

c. Outside Termination Date. Notwithstanding the foregoing, in the event Sublandlord fails, as result of occurrences other than a Subtenant default hereunder or Force Majeure Events, to deliver all Buildings comprising the Demised Premises to Subtenant on or before December 31, 2005 (the “Outside Termination Date”), then Subtenant may terminate this Sublease by providing written notice thereof to Sublandlord within ten (10) days after the Outside Termination Date; provided, however, notwithstanding any other provision to the contrary in this Sublease or the Prime Lease, upon any such termination of this Sublease pursuant to this Section 3, all Initial Improvements and other Alterations made by or for Subtenant in the Demised Premises prior to the effective date of such termination (collectively, the “Build-Out Improvements”) shall, unless Sublandlord provides Subtenant written notice otherwise, become the property of Sublandlord and Subtenant shall neither have an obligation nor a right to remove any of the Build-Out Improvements upon such termination of this Sublease. In addition, Subtenant shall assign any and all contracts for the design or construction of the Build-Out Improvements and for engineering or construction management services relating thereto (collectively, the “Build-Out Contracts”), to the extent assignable, to Sublandlord, along with any and all plans, specifications, designs, drawings, reports, and other work product produced in connection with any such contracts (collectively, the “Build-Out Work Product”). In connection with the foregoing, Subtenant shall use good-faith, diligent efforts to obtain a right to freely assign each of the Build-Out Contracts and all Build-Out Work Product pursuant to the terms of such contracts. Immediately prior to any termination of this Sublease pursuant to this Section 3, and as a condition precedent to the effectiveness of such termination, Subtenant agrees to deliver to Sublandlord originals of all fully-executed Build-Out Contracts and of all Build-Out Work Product and to assign, to the extent assignable, all such Build-Out Contracts and Build-Out Work Product to Sublandlord as of the effective date of such termination.

4. Use. Subtenant shall use and occupy the Demised Premises solely for office, distribution, research, development, and/or light manufacturing, and for no other purpose, pursuant to and in accordance with the Prime Lease. In addition, subject to obtaining Prime Landlord’s prior written consent, Sublandlord also agrees that Subtenant may use the Demised Premises for customer training and sales presentations purposes.

5. Base Rent. From and after the Commencement Date for each Building and throughout the Term, Subtenant shall pay, as base rent for the Demised Premises, in advance and in lawful currency of the United States on or before the first day of each calendar month, without deduction or offset, in the amounts set forth below (“Base Rent”):

Term	Rental Rate/SF/Month-NNN
May 1, 2005 – June 30, 2005	$1.05, or $58,445.10
July 1, 2005 - April 30, 2006	$1.05, or $204,753.15
May 1, 2006 – April 30, 2007	$1.10, or $214,503.30
May 1, 2007- April 30, 2008	$1.15, or $224,253.45
May, 1 2008 – April 30, 2009	$1.20, or $234,003.60
May 1, 2009 – April 30, 2010	$1.25, or $243,753.75
May 1, 2010 – April 30, 2011	$1.30, or $253,503.90
May 1, 2011 – April 30 2012	$1.35, or $263,254.05
May 1, 2012 – March 26, 2013	$1.40, or $273,004.20

*	Subtenant will pay said Base Rent to Sublandlord or to such other party as Sublandlord may designate at its address set forth in Section 22 below, or at such other address as Sublandlord may hereafter designate in writing.

6. Additional Rent. Commencing on the earlier of: (i) the Delivery Date for each Building or (ii) the Commencement Date for the applicable Building, Subtenant shall pay to Sublandlord, as additional rent (“Additional Rent”), all Additional Charges (as defined in the Prime Lease), including but not limited to Real Estate Taxes, Expenses, and all other such amounts payable by Sublandlord under the Prime Lease allocable to such Building, and, following the Building 20 and 21 Commencement Date for the entire Demised Premises (excluding Specific Default Charges). As used herein, “Specific Default Charges” shall mean, to the extent not caused in whole or in part by Subtenant’s default hereunder, any amounts resulting solely from a default by Sublandlord under the Prime Lease and identified in a notice of default delivered by Prime Landlord to Sublandlord, which amounts may include, without limitation, any late fees or interest payable by Sublandlord pursuant to Section 4(e) of the Prime Lease. Without limiting the generality of the foregoing, Subtenant shall pay to Sublandlord, as Additional Rent, all charges for (i) alterations (excluding charges for alterations made by Sublandlord prior to the date hereof), (ii) all amounts payable to by Subtenant pursuant to Section 2(c) of the Work Letter Agreement attached as Exhibit B hereto, (iii) any additional services provided to the Demised Premises or otherwise in connection with the Prime Lease, including, without limitation, charges and fees for after-hours heating and air conditioning services, if any, and (iv) all costs for electricity consumed at the Demised Premises. Sublandlord shall provide Subtenant with copies of all relevant statements and bills received by Sublandlord pursuant to the applicable provisions of the Prime Lease. Subtenant shall pay one-twelth of the annual Expenses and Real Property Taxes, as defined and estimated pursuant to Article 4 of the Prime Lease, to Sublandlord together with each monthly payment of Base Rent subject to annual reconciliation in accordance with Section 4(c)(3) of the Prime Lease. Notwithstanding the foregoing, if the Prime Lease requires Sublandlord to pay Expenses or Real Estate Taxes other than on a monthly basis based on estimates of such costs, Subtenant shall make payments of each element of Expenses or Real Estate Taxes on the later of (i) two (2) business days prior to the date on which Sublandlord is obligated to pay the applicable sum under the Prime Lease (only if the applicable element of Expenses and/or Real Estate Taxes is payable by Sublandlord under the Prime Lease), or (ii) twenty (20) business days after receipt of a statement from Sublandlord setting forth the amount of Real Estate Taxes and/or Expenses due. Subtenant shall pay all other Additional Rent within twenty (20) business days after receipt of an invoice therefore from Sublandlord. Subtenant’s obligation to pay Additional Rent shall survive the expiration or earlier termination of this Sublease.

7. Furniture. During the Term, Subtenant may use the furniture, including, without limitation, the work stations, and office and conference room tables and chairs, owned by Sublandlord and existing in the Demised Premises as of the Commencement Date, all as more particularly described in Exhibit D hereto (the “Furniture”), at no additional cost or expense to Subtenant. Without limiting the generality of the foregoing, “Furniture” shall also include the cables connecting each desktop area within the Demised Premises to the central computer room, including all related patch panels and the racks upon which such patch panels are situated, but excluding Sublandlord’s telephone switches and other telephone and computer equipment. Subtenant shall be responsible for the maintenance and repair of the Furniture during the Term, but Sublandlord shall pay the personal property taxes with respect thereto. Provided no default, beyond applicable notice and cure periods, under the terms of this Sublease is then-existing, Subtenant shall have an option, exercisable by delivering written notice thereof to Sublandlord no later than the date that is sixty (60) days before the Expiration Date, to purchase, for $10.00, the Furniture on an “as-is”, “where-is” basis, without warranty, except as to ownership free and clear of all liens created by or through Sublandlord based on the best of Sublandlord’s then-current knowledge, upon expiration of the Prime Lease, pursuant to the terms of a bill of sale reasonably acceptable to both parties. Otherwise, Subtenant shall remove and return the Furniture to Sublandlord upon the expiration or earlier termination of this Sublease, or, at Sublandlord’s option in the event this Sublease terminates prior to the Expiration Date, surrender the Furniture to Sublandlord at the Demised Premises in its then existing and configured condition.

8. Security.

a. Phase I Security System. On the Phase 22 Building Commencement Date, Sublandlord shall transfer to Subtenant all of Sublandlord’s right, title and interest in and to the electronic card reader system and security cameras currently serving the Demised Premises (the “Phase I Security System”) for the sum of $1.00. Such transfer will be on an “as-is” “where-is” basis, without warranty except as to ownership free and clear of all liens based on the best of Sublandlord’s then-current knowledge, and, in confirmation of the foregoing, Sublandlord will deliver to Subtenant a fully executed bill of sale in substantially the form of Exhibit G attached hereto. Subject to the terms of the Prime Lease, Subtenant may, in its sole discretion, determine the vendor or vendors it will use in connection with the operation, maintenance, and repair of the Phase I Security System or any other security system used by Subtenant as permitted hereunder (any such new security system, a “New Security System”). On the Building 22 Commencement Date, Subtenant shall at Subtenant’s cost, provide access cards to Sublandlord and its employees, and any other subtenant of Sublandlord occupying space in the buildings listed on Exhibit E attached hereto and such subtenants’ permitted assignees or sub-subtenants (such third parties collectively “Access Parties”), for use in connection with the Cafeteria (as defined in Section 19 below) and/or the Fitness Center (as defined in Section 19 below), in each case pursuant to and in accordance with Section 19 below. Within fifteen (15) days after the Building 22 Commencement Date, Sublandlord shall provide Subtenant with a list of all individuals or Access Parties to whom Sublandlord has provided or intends to provide active access cards and the corresponding code numbers of the cards held by each individual or Access Party. Sublandlord agrees to promptly provide Subtenant with reasonable notice of any changes to the information on such list. Additionally, Sublandlord shall obtain from the Access Parties and deliver to Subtenant, a similar list of all individuals to whom such Access Parties have provided or intend to provide access cards and will promptly forward any updated information received from such Access Parties to Subtenant. Subtenant shall be solely responsible and liable for the operation of the Phase I Security System and for any failure in the performance of such system or any other New Security System. Notwithstanding the foregoing, Subtenant will permit Sublandlord, its agents, and representatives, to enter the Demised Premises, without charge therefor to Sublandlord and without diminution of the rent payable by Subtenant, (i) to examine, inspect and protect the Demised Premises, and (ii) to otherwise comply with and carry out Sublandlord’s obligations under the Prime Lease. In connection with any such entry, Sublandlord shall (A) use commercially reasonable efforts to minimize the disruption to Subtenant’s use of the Demised Premises, and (B) give Tenant reasonable advance written or email notice of such entry which shall not be less than twenty-four (24) hours advanced notice (except in the event of an emergency). Subtenant may, at its option, require that Sublandlord be accompanied by a representative of Subtenant during any such entry (except in the case of emergency).

b. Security System for Phase II Buildings. Effective as of the Building 22 Commencement Date, Sublandlord shall transfer to Subtenant all of

Sublandlord’s right, title and interest in and to the Phase II security system as described in Section 4 of the Side Agreement (the “Phase II Security System”) for the sum of $1.00. Such transfer will be on an “as-is” “where-is” basis, without warranty except as to ownership free and clear of all liens based on the best of Sublandlord’s then-current knowledge, and, in confirmation of the foregoing, Sublandlord will deliver to Subtenant a fully executed bill of sale in substantially the form of Exhibit G attached hereto.

9. Obligations Under the Prime Lease.

a. Incorporation of Prime Lease. This Sublease and Subtenant’s rights under this Sublease shall at all times be subject to and is made upon all of the terms, covenants, and conditions of the Prime Lease, with the same force and effect as if fully set forth herein at length, and except as otherwise expressly provided for in this Sublease, Subtenant shall keep, observe and perform or cause to be kept, observed and performed, faithfully all those terms, covenants and conditions of Sublandlord under the Prime Lease with respect to the Demised Premises. The parties specifically agree that any provisions relating to any construction obligations of “Prime Landlord” under the Prime Lease, are hereby deleted; provided, however, the foregoing provision shall in no way be construed as limiting Sublandlord’s obligation to use commercially reasonable, good faith efforts to enforce, pursuant to Section 9(b) below, the obligations of Prime Landlord under the Prime Lease, including, without limitation, the obligations of Prime Landlord set forth in Section 8(a) of the Prime Lease. For the purposes of this Sublease and for purposes of the Prime Lease as applied to the Subtenant, all references to the Premises in the Prime Lease shall be deemed to refer only to the Demised Premises, all references to the “Term” or “initial Term” therein shall refer to the Term under this Sublease, all references to “Landlord” therein shall, except as provided otherwise herein and subject to the first sentence of Section 9(b) of this Sublease, refer to Sublandlord, excluding any such references to “Landlord” under Article 40 of the Prime Lease and further excluding any liabilities assumed by Landlord under the Prime Lease that are not expressly assumed by Sublandlord hereunder; and all references to “Tenant” therein shall refer to Subtenant except as expressly set forth herein. In addition, all representations, warranties, and obligations of Tenant with respect to “Tenant Improvements” under the Prime Lease shall be deemed to be representations, warranties, and obligations of Subtenant with respect to the “Initial Improvements” under this Sublease. Notwithstanding the foregoing, the following provisions of the Prime Lease are hereby expressly excluded and shall not be incorporated in this Sublease: Basic Lease Information pertaining to Tenant, Tenant’s Address, the permitted uses of the Demised Premises, Scheduled Occupancy Date, Scheduled Rent Commencement Date, Expiration Date, Monthly Base Rent, Base Rent Adjustments, Security Deposit, Broker and Broker’s Fees; Sections 1(b); 3 (except that the definition of “Occupancy Date” in Section 3(a) is incorporated herein, all but the first three (3) sentences of Section 3(b) are incorporated herein but are subject to the limitations set forth in Section 9(b) of this Sublease; Section 4(b); subsection (iii) in Section 13, subsection (iii) in Section 21(a); 21(b); 21(e)(2); 34; 38, 39; 40(d), 43, 44, and Exhibit “D”. In addition, (1) references to “Tenant” in the first sentence of Section 4(a)(1) shall mean only Sublandlord; and (2) references to “Landlord” in Section 1(d),

Section 5 (with respect only to “Landlord’s” assumption of the management of the Premises and Common Area), Section 8(a), Section 9 (with respect only to Landlord’s maintenance, repair and replacement obligations but not with respect to the limitations on Landlord’s liability set forth in Section 9(f) of the Prime Lease), Section 12(e), Section 17 and Section 23 shall mean only Prime Landlord. Finally, in addition, for purposes of this Sublease, the reference to “Occupancy Date”, as first described in Section 3(a) of the Prime Lease, and used throughout the Prime Lease, shall mean the Delivery Date with respect to the Building 22 Office Space and, with respect to the remainder of the Demised Premises, the date on which Sublandlord delivers the remainder of the Demised Premises to Subtenant in accordance with the terms of this Sublease. Further, notwithstanding the foregoing, all grace periods specified in the Prime Lease shall, for purposes of determining compliance by Subtenant with the provisions hereof, be each reduced by (i) three (3) days for all grace periods ten (10) days or longer, (ii) two (2) days for all grace periods less than ten (10) days and longer than five (5) days, and (iii) one (1) day for all grace periods of five (5) days or shorter. Sublandlord shall have all of the rights of Prime Landlord under the Prime Lease as against Subtenant. Anything in the Prime Lease to the contrary notwithstanding, and excluding Sublandlord’s indemnity obligations under Section 11 hereof, the liability of Sublandlord for its obligations under this Sublease shall in no event exceed (i) the aggregate of all Base Rent payable by Subtenant hereunder during the twenty-four (24) month period immediately preceding the applicable event giving rise to such Sublandlord liability, or (ii) if twenty-four (24) months have not passed at the time of such event, the calculation of the twenty-four (24) month aggregate of all Base Rent payable by Subtenant shall be based on the Base Rent payable by Subtenant during the month in which such event occurs. No personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers or partners on account of any of Sublandlord’s obligations or actions under this Sublease.

b. Sublandlord’s Obligations. Sublandlord does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Prime Lease on the part of Prime Landlord to be performed. In the event Prime Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Prime Lease on its part to be performed, Sublandlord shall have no liability to Subtenant. Notwithstanding anything to the contrary contained in this Sublease, Sublandlord shall use commercially reasonable, good-faith efforts to enforce the obligations of Prime Landlord under the Prime Lease, and such efforts shall include, without limitation: (i) upon Subtenant’s written request, notifying Prime Landlord of any nonperformance under the Prime Lease and requesting that Prime Landlord perform its obligations thereunder; and (ii) after the time for Prime Landlord to cure a breach has expired, cooperating with Subtenant, at Subtenant’s sole cost and expense, to enforce Prime Landlord’s obligations, which cooperation shall include, in cases of any uncured breach by Prime Landlord that, in Subtenant’s reasonable opinion, materially impairs the conduct of Subtenant’s business operations within the Demised Premises, instituting legal proceedings so long as Subtenant is not in default, beyond any applicable notice and cure periods, of its payment obligations under this Section 9(b), in the name of Subtenant with legal counsel selected by Sublandlord and reasonably approved by Subtenant, to enforce the aforesaid unperformed, material Prime Landlord obligation under the Prime Lease (including executing such documents as may be reasonably required by such legal counsel). Sublandlord and Subtenant shall be entitled to jointly control the conduct of the litigation; provided, however that in the conduct of any such litigation, both Sublandlord and Subtenant shall have an obligation to act in a commercially reasonable manner and with the goal of employing a strategy which is designed to secure performance of the aforesaid unperformed, material Prime Landlord obligation under the Prime Lease, provided no action, including settlement, may be taken or required by either party in connection with such litigation to the extent such action may materially and adversely affect the other party’s rights or obligations under the Prime Lease or Sublease without such other party’s consent, which shall not be unreasonably withheld, conditioned, or delayed. All costs incurred in connection with any enforcement action (including reasonable attorneys’ fees and consultant and expert witness fees) undertaken by Sublandlord at the request of Subtenant shall be paid to Sublandlord by Subtenant, as Additional Rent, upon Sublandlord’s delivery to Subtenant of reasonably detailed invoices therefor. In the event of any dispute regarding responsibility for payment of such costs, or any dispute regarding whether either party is acting in a commercially reasonable manner and with the goal of employing a strategy which is designed to secure, subject to the conditions above, performance of the aforesaid unperformed, material Prime Landlord obligation under the Prime Lease, such dispute shall be resolved by arbitration as set forth in Article 41 of the Prime Lease. Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all costs, expenses, claims, counter-claims, cross-claims, losses, and liabilities incurred by Sublandlord in connection with any initiation of litigation by Sublandlord pursuant to the foregoing provisions, except to the extent such litigation is caused by Sublandlord’s default under this Sublease or, to the extent not caused by Subtenant, by Sublandlord’s default under the Prime Lease. The execution of this Sublease and Prime Landlord’s consent thereto, shall not relieve Sublandlord of any of its obligations to Prime Landlord under the Prime Lease. A copy of the Prime Lease is attached hereto and made a part hereof as Exhibit C.

10. Insurance. Subtenant shall obtain and at all times during the term hereof maintain, at its sole cost and expense, policies of insurance required by Article 12 of the Prime Lease. Subtenant shall deliver to Sublandlord certificates of such insurance at the beginning of the term of this Sublease. All such insurance policies shall name Sublandlord and Prime Landlord and any other entity named in Article 12 of the Prime Lease as additional insureds, as their interests may appear.

11. Liability for Hazardous Materials.

a. Obligations. Pursuant to Article 40 of the Prime Lease, Subtenant is aware that the Demised Premises are subject to remediation orders issued by the U.S. Environmental Protection Agency (“EPA”) as set forth on Exhibit L to the Prime Lease. Subtenant acknowledges receipt of copies of the reports listed on Schedule 1 to such Exhibit L and has been provided sufficient opportunity to review the additional reports listed on Schedule 2 to such Exhibit L. Subtenant agrees to comply with all obligations of “Tenant” under such Article 40, including, without limitation, the restrictions and disclosure requirements set forth in Section 40(f) and, for the avoidance of doubt, Subtenant acknowledges and agrees that all limitations on the rights of “Tenant” under Article 40 of the Prime Lease shall apply to and similarly limit the rights of Subtenant hereunder. Subtenant releases Sublandlord and Prime Landlord from any liability for, and waives all claims against Sublandlord and Prime Landlord, and shall indemnify, defend and hold harmless Sublandlord, its agents, servants, contractors and employees, and all Landlord Parties (as defined in the Prime Lease) against any and all claims, suits, loss, costs and other liabilities described in and subject to Section 40(b) of the Prime Lease.

b. Prime Landlord Indemnity. Sublandlord shall defend, (with counsel reasonably acceptable to Subtenant) indemnify and hold Subtenant harmless, to the extent Subtenant incurs any loss, cost, or liability or is subject to any third party claim or regulatory order, that Prime Landlord indemnifies Sublandlord for under Section 40(c) of the Prime Lease. Sublandlord hereby agrees to use diligent, good-faith efforts, so long as Subtenant is not in default, beyond any applicable notice and cure periods, of its payment obligations under this Section 11(b), to enforce such indemnity obligations, which efforts shall include, without limitation, where reasonably necessary, the commencement and/or prosecution of litigation. Sublandlord and Subtenant shall be entitled to jointly control the conduct of the litigation; provided, however that in the conduct of any such litigation, both Sublandlord and Subtenant shall have an obligation to act in a commercially reasonable manner and with the goal of employing a strategy which is designed to secure performance of the aforesaid indemnity obligation of Prime Landlord under Section 40(c) of the Prime Lease, provided no action, including settlement, may be taken or required by either party in connection with such litigation to the extent such action may materially and adversely affect the other party’s rights or obligations under the Prime Lease or this Sublease without such other party’s consent, which shall not be unreasonably withheld, conditioned, or delayed. All costs incurred in connection with any enforcement action (including reasonable attorneys’ fees and consultant and expert witness fees) undertaken by Sublandlord hereunder shall be paid to Sublandlord by Subtenant, as Additional Rent, upon Sublandlord’s delivery to Subtenant of reasonably detailed invoices therefor. In the event of any dispute regarding responsibility for payment of such costs, or any dispute regarding whether either party is acting in a commercially reasonable manner and with the goal of employing a strategy which is designed to secure, subject to the conditions above, performance of the aforesaid indemnity obligation of Prime Landlord under Section 40(c) of the Prime Lease, such dispute shall be resolved by arbitration as set forth in Article 41 of the Prime Lease. Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all costs, expenses, claims, counter-claims, cross-claims, losses, and liabilities incurred by Sublandlord in connection with any initiation of litigation by Sublandlord pursuant to the foregoing provisions, except to the extent such litigation is caused by Sublandlord’s default under this Sublease or, to the extent not caused by Subtenant, by Sublandlord’s default under the Prime Lease. Notwithstanding the foregoing, in the event Prime Landlord extends the indemnity rights granted under Section 40(c) of the Prime Lease to Subtenant pursuant to a written agreement, Sublandlord’s indemnity obligations under this Section 11(b) shall automatically terminate and be of no further force or effect.

c. Seller Indemnity. Sublandlord shall defend, (with counsel reasonably acceptable to Subtenant) indemnify and hold Subtenant harmless, to the extent Subtenant incurs any loss, cost, or liability or is subject to any third party claim or regulatory order that Seller indemnifies Sublandlord for under the Seller Indemnity described in Section 40(d) of the Prime Lease. Sublandlord hereby agrees to use diligent, good-faith efforts, so long as Subtenant is not in default, beyond any applicable notice and cure periods, of its payment obligations under this Section 11(c), to enforce such indemnity obligations, which efforts shall include, without limitation, where reasonably necessary, the commencement and/or prosecution of litigation. Sublandlord and Subtenant shall be entitled to jointly control the conduct of the litigation; provided, however that in the conduct of any such litigation, both Sublandlord and Subtenant shall have an obligation to act in a commercially reasonable manner and with the goal of employing a strategy which is designed to secure performance of the aforesaid indemnity obligation of Seller under the Seller Indemnity, provided no action, including settlement, may be taken or required by either party in connection with such litigation to the extent such action may materially and adversely affect the other party’s rights or obligations under the Prime Lease or Sublease without such other party’s consent, which shall not be unreasonably withheld, conditioned, or delayed. All costs incurred in connection with any enforcement action (including reasonable attorneys’ fees and consultant and expert witness fees) undertaken by Sublandlord hereunder shall be paid to Sublandlord by Subtenant, as Additional Rent, upon Sublandlord’s delivery to Subtenant of reasonably detailed invoices therefore. In the event of any dispute regarding responsibility for payment of such costs, or any dispute regarding whether either party is acting in a commercially reasonable manner and with the goal of employing a strategy which is designed to secure, subject to the conditions above, performance of the aforesaid indemnity obligation of Seller under the Seller Indemnity, such dispute shall be resolved by arbitration as set forth in Article 41 of the Prime Lease. Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all costs, expenses, claims, counter-claims, cross-claims, losses, and liabilities incurred by Sublandlord in connection with any initiation of litigation by Sublandlord pursuant to the foregoing provisions, except to the extent such litigation is caused by Sublandlord’s default under this Sublease or, to the extent not caused by Subtenant, by Sublandlord’s default under the Prime Lease. Notwithstanding the foregoing, in the event Seller extends the indemnity rights granted in the Seller Indemnity to Subtenant pursuant to a written agreement, Sublandlord’s indemnity obligations under this Section 10(c) shall automatically terminate and be of no further force or effect.

d. Sublandlord’s Indemnity. Sublandlord shall indemnify, defend (with counsel reasonably acceptable to Subtenant), and hold Subtenant harmless from and against any loss, cost, liability, or any third party claim or regulatory order to the extent arising from or in connection with the use, generation, treatment, storage, disposal or discharge of Hazardous Materials by Sublandlord, its agents, employees, or contractors in violation of any Environmental Law.

12. Security Deposit.

a. Form of Security Deposit. Within five (5) days of the execution and delivery of this Sublease, Subtenant shall deliver to Sublandlord as collateral security (and not prepaid rent) for the payment by Subtenant of all Base Rent and Additional Rent due hereunder and the performance by Subtenant of all other obligations, covenants and agreements set forth in this Sublease a security deposit in the amount of One Million Twenty-Three Thousand Seven Hundred Sixty Five and 75/100 Dollars ($1,023,765.75) (the “Security Deposit”) in the form of an unconditional, irrevocable letter of credit (“LOC”). At any time during the Term, Subtenant shall have the right to replace the LOC with a cash security deposit in the required amount, and within three (3) business days after the receipt of such cash security deposit by Sublandlord, Sublandlord shall return the LOC, undrawn, to Subtenant.

b. Letter of Credit Security Deposit. Any such LOC shall be issued by an LOC Bank (as hereinafter defined) selected by Subtenant and reasonably acceptable to Sublandlord. An LOC Bank is a bank that accepts deposits, maintains accounts, has an office in the City of Mountain View, California that will negotiate a letter of credit, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Subtenant represents and warrants that, at the time of issuance of any LOC hereunder by Wells Fargo Bank, such bank shall be an LOC Bank. Accordingly, Sublandlord hereby acknowledges and agrees that Wells Fargo Bank is an acceptable LOC Bank. Subtenant shall pay all expenses, points or fees incurred to obtain the LOC. The LOC shall provide that drafts will be honored on sight if accompanied by a statement signed by Sublandlord asserting either (i) that Subtenant is in default, beyond applicable notice and cure periods, under this Sublease or that Subtenant is in default under this Sublease and is not entitled to a notice and/or cure period for the applicable default, and that Sublandlord is entitled to draw upon the LOC pursuant to the terms of this Sublease, or (ii) Subtenant failed to renew or replace the LOC at least thirty (30) days prior to its expiration date. The LOC shall provide that it is freely transferable by Sublandlord, without charge and without recourse, to the assignee or transferee of Sublandlord’s interest in the Demised Premises, and that the LOC Bank will confirm the same to Sublandlord and such assignee or transferee upon request. The LOC shall be automatically renewable on an annual basis, subject to the reduction provisions of the last sentence of Section 12(a) above, during the Term and for thirty (30) days following the expiration or earlier termination of this Sublease. If Subtenant fails to renew or replace any LOC at least thirty (30) days prior to its expiration, Sublandlord may, without prejudice to any other remedy it has and upon ten (10) days’ written notice to Subtenant, draw on all of the LOC and such drawn amount shall be held as a cash Security Deposit.

c. Rights and Obligations of Parties. If any sum payable by Subtenant to Sublandlord shall be due and owing beyond applicable notice and cure periods, or if Sublandlord makes any payments on behalf of Subtenant due to Subtenant’s default hereunder beyond applicable notice and cure periods, or if Subtenant fails, beyond applicable notice and cure periods, to perform any of its other obligations under this Sublease, then Sublandlord, at its option, and without prejudice to any other remedy which Sublandlord may have, may draw from the Security Deposit, such amount of cash as may be necessary to compensate Sublandlord for such past due rent or other amount or any other loss or damage incurred or sustained by Sublandlord as a result of such default. Sublandlord shall not be required to hold any cash Security Deposit in a separate account. No interest will be payable on the Security Deposit. If any sum payable by Subtenant to Sublandlord shall be due and owing beyond applicable notice and cure periods, or if Sublandlord makes any payments on behalf of Subtenant due to Subtenant’s default hereunder beyond applicable notice and cure periods, or if Subtenant fails, beyond applicable notice and cure periods, to perform any of its other obligations under this Sublease, then Sublandlord, at its option, and without prejudice to any other remedy which Sublandlord may have, may apply such part of the Security Deposit necessary to compensate Sublandlord for such past due rent or other amount or any other loss or damage incurred or sustained by Sublandlord as a result of such default. Subtenant shall restore the Security Deposit to the required amount within two (2) business days after receipt of demand in the event Sublandlord applies all or any portion thereof. Notwithstanding anything contained in this Section 12 to the contrary, if Sublandlord draws on the LOC, then Subtenant shall have the right, upon ten (10) days’ prior written notice to Sublandlord, to obtain a refund from Sublandlord of any unapplied proceeds of the LOC which Sublandlord has drawn upon, any such refund being conditioned upon Subtenant simultaneously delivering to Sublandlord a new replacement LOC in the amount then required, and otherwise meeting the requirements contained in this Section.

d. Return of Security Deposit; Transfer of Security Deposit. Provided Subtenant shall have made all payments and performed all of its covenants and agreements hereunder, Sublandlord shall return any cash Security Deposit and/or the LOC to Subtenant (except to the extent of any portion thereof which has been applied by Sublandlord hereunder and not restored by Subtenant) within thirty (30) days following the expiration or termination of the Term. In the event (i) the Prime Lease is terminated and this Sublease is continued as a direct lease between Prime Landlord and Subtenant, or (ii) Sublandlord’s interest in the Prime Lease is assigned to an assignee, Sublandlord shall transfer the Security Deposit to Prime Landlord or such assignee, as the case may be, and, upon any such transfer of the Security Deposit, Subtenant shall look solely to Prime Landlord or the assignee, as applicable, for return of the Security Deposit, and Sublandlord shall be released from all liability to Subtenant for the return of the Security Deposit.

13. Default. If Subtenant shall default with respect to this Sublease and the Demised Premises, Sublandlord shall have all of the rights and remedies accorded to Prime Landlord under the Prime Lease. In addition, if Subtenant shall default beyond applicable notice and cure periods with respect to this Sublease and the Demised Premises, Sublandlord shall have all of the rights and remedies accorded to Prime Landlord under the Prime Lease for defaults thereunder beyond applicable notice and cure periods.

14. Subordination. This Sublease is subject and subordinate to the Prime Lease, to the Declaration (as defined in Article 40 of the Prime Lease), to all ground and underlying leases, and to all mortgages and deeds of trust which may now or hereafter affect such leases, the leasehold estate or estates thereby created or the real property of which the Demised Premises form a part, and to any and all renewals, modifications, consolidations, replacements and extensions thereof.

15. Quiet Enjoyment. Sublandlord covenants and agrees with Subtenant that, upon Subtenant paying the Base Rent and Additional Rent reserved in this Sublease and observing and performing all the terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Demised Premises during the Term of this Sublease, in accordance with the terms, covenants and conditions of this Sublease, but subject to the exceptions, reservations and conditions hereof.

16. Alterations. Except as expressly provided in Exhibit B attached hereto, Subtenant shall not make any alterations, additions, or other physical changes in or about the Demised Premises without the consent of Sublandlord, which shall not be unreasonably withheld or delayed, and Prime Landlord in accordance with Article 8 of the Prime Lease. Upon the written request of Subtenant in accordance with Section 8(e) of the Prime Lease and prior to the installation of the applicable Initial Improvements or other Alterations hereunder, Sublandlord shall request that Prime Landlord notify Sublandlord of Prime Landlord’s election to require that such Alterations be removed upon expiration or earlier termination of the Prime Lease. If Prime Landlord delivers Sublandlord a notice of its intent to exercise, or not exercise, such election pursuant Section 8(e) of the Prime Lease, Sublandlord will promptly deliver such notice to Subtenant and such election shall be deemed to be an election by Sublandlord to require Subtenant to remove or not to remove (as stated in Prime Landlord’s election notice) such Alterations upon expiration or earlier termination of this Sublease. Any failure by Prime Landlord to notify Sublandlord of Prime Landlord’s election to require removal of such Alterations shall be deemed Prime Landlord’s election to require such removal of the Alterations pursuant to Section 8(e) of the Prime Lease, and, therefore, shall further be deemed to be an election by Sublandlord to require Subtenant to remove such Alterations upon expiration or earlier termination of this Sublease.

17. Assignments and Further Subleases.

a. Restriction on Transfers. Subtenant agrees that it will not assign or encumber, or permit to be encumbered, its rights or interests under this Sublease, nor sublet the whole or any part of the Demised Premises, directly or indirectly, by operation of law, a change of control transaction, or otherwise, without the prior written consent of Prime Landlord in accordance with the Prime Lease, and the consent of Sublandlord, which shall not be unreasonably withheld or delayed. Without limiting Sublandlord’s rights hereunder, Sublandlord shall in no event consent to a proposed sublease for less than a contiguous, full-floor within the Demised Premises. In the event that Subtenant shall be permitted to either assign or sublet the Demised Premises, and excluding any Permitted Transfers hereunder, all Net Profits (as defined in the next sentence) realized from such assignment or sublease shall be split equally between the Sublandlord and the Subtenant, after the Prime Landlord’s share, if any, is deducted out of such amounts pursuant to Section 11(e) of the Prime Lease. As used herein, “Net Profits” shall mean any sums received by Subtenant in excess of the amounts payable by Subtenant to Sublandlord, on a per-square-foot basis, for the applicable term pursuant to this Sublease after deducting from such excess only the actual and reasonable, third-party, out of pocket expenses incurred by Subtenant in connection with such assignment or subletting, together with the actual, fair market rental or sales proceeds received by Subtenant that are equitably allocable to the sale or rental of Subtenant’s personal property (but not to the furniture described on Exhibit D or the Initial Improvements) to the assignee or sublessee (all such deducted expenses and proceeds shall be referred to herein as the “Deducted and Unrelated Costs”). All Deducted and Unrelated Costs shall be amortized, on a straight-line basis, over the period commencing on the date such costs are incurred and expiring on the Expiration Date. Subtenant shall use commercially reasonable efforts to provide Sublandlord reasonable advance notice of Subtenant’s calculations of any Net Profits and Deducted and Unrelated Costs but, in all cases, shall have an obligation to provide Sublandlord such calculations on or before the date of delivery to Sublandlord of the assignment or sublease agreement for which Sublandlord’s consent is requested hereunder. As used herein, “change of control transaction” shall mean any transaction or series of transactions resulting in (i) the transfer of control of Subtenant, other than by reason of death, or, (ii) if Subtenant is a corporation, the direct or indirect change in the control of Subtenant or in the ownership by the stockholders or an affiliated group of stockholders of fifty percent (50%) or more of the outstanding stock as of the date of the execution and delivery of this Sublease. As used in this Section 17, “control” means the power to direct or cause the direction of the day-to-day management and policies of a company, whether through the ownership of voting securities, or partnership or membership interests, by contract, by interlocking boards of directors, or otherwise. Notwithstanding anything to the contrary contained in this Sublease, any transfer or issuance of stock over the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall not be deemed an assignment, subletting or other transfer of this Sublease or the Demised Premises requiring Sublandlord’s consent for purposes of this Section 17.

b. Permitted Transfers. Provided Subtenant is not then in default of its obligations under this Sublease and provides Sublandlord no less than thirty (30) days’ prior written notice of the applicable Permitted Transfer, Subtenant shall have the right to assign this Sublease without Sublandlord’s consent (but subject to Prime Landlord’s consent to the extent required under the Prime Lease) pursuant to a Permitted Transfer permitted under Section 11(g) of the Prime Lease. Notwithstanding any such assignment, the original Subtenant shall remain liable for performance and compliance with all of the terms, conditions and provisions of this Sublease. Except as expressly provided otherwise in this Section 17 above, Article 11 of the Prime Lease shall apply to and govern all assignments, and sublettings, encumbrances, and transfers of the Demised Premises or Subtenant’s interest therein, and all attempts to effect the foregoing, it being the intent of the parties that this Section 17 supplements, but does not supersede, Article 11 of the Prime Lease.

c. Sublandlord’s Right to Transfer. In addition, Subtenant acknowledges and agrees that, as between Sublandlord and Subtenant, Sublandlord shall be entitled to freely assign this Sublease and its interest in the Demised Premises so long as such transfer is not a default under the Prime Lease, and the proposed assignee assumes in writing the obligations of Sublandlord under this Sublease that are based on or arise out of events or conditions occurring on or after the date of any such assignment. In such event, the Sublandlord named herein shall not be liable to Subtenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of any such transfer. Furthermore, Subtenant agrees to attorn to any such transferee upon all the terms and conditions of this Sublease.

d. Additional Conditions. Notwithstanding anything to the contrary contained in this Sublease, Sublandlord shall have no right to terminate this sublease pursuant to Section 11(c) of the Prime Lease, or to recapture the Demised Premises pursuant to Section 11(d) of the Prime Lease. However, nothing in the preceding sentence shall be deemed to modify or terminate Prime Landlord’s rights with respect to Sections 11(c), (d) and (e) of the Prime Lease. For the avoidance of doubt, Sublandlord and Subtenant acknowledge and agree that Subtenant shall have no right to sublease the Demised Premises pursuant to Section 17(h) of the Prime Lease and that such provision is expressly excluded from this Sublease.

18. Parking.

Subject to and in accordance with Article 36 of the Prime Lease, Subtenant shall be entitled to use, on a non-exclusive basis during the Term, the parking spaces available to Sublandlord within the parking facilities serving Phase I (the “Parking Facilities”). Subtenant and its agents, employees, contractors and invitees shall comply with Article 36 of the Prime Lease and all reasonable rules and regulations promulgated by Sublandlord and Prime Landlord for the safe and orderly functioning of the Parking Facilities.

19. Cafeteria and Fitness Center Facilities.

a. Transfer of Operation and Control. Sublandlord will continue operating the existing retail cafeteria facility within the Building 22 Cafeteria Space (the “Cafeteria”), and the fitness center facility located within the Building 22 Fitness Center Space, together with the outdoor volleyball, basketball and hockey courts within Phase I (collectively, the “Fitness Center”) until April 30, 2005 (the “Amenity Transfer Date”) in accordance with the terms of Section 5 of the Side Agreement. The terms of the Side Agreement, including without limitation, Subtenant’s obligation to pay the Monthly Fitness Center Fee as defined in Section 5(b) thereof, shall continue to govern Subtenant’s use of the Cafeteria and Fitness Center through and including the Amenity Transfer Date. Notwithstanding anything to the contrary in the Side Agreement, the Side Agreement shall automatically terminate, and the Side Agreement Term (as defined in the Side Agreement) shall automatically expire at midnight (PST) on the Amenity Transfer Date, without requiring further action on the part of Sublandlord or Subtenant. Prior to the Amenity Transfer Date, Subtenant agrees to cooperate with Sublandlord to ensure that Sublandlord’s third party contracts for the operation of the Cafeteria and Fitness Center are terminated and replaced by Subtenant’s contracts by the Building 22 Commencement Date and facilitate uninterrupted operation of the Cafeteria and Fitness Center. On the Building 22 Commencement Date, Subtenant shall assume control and operation of the Cafeteria and Fitness Center subject to the terms of this Section 19, and Sublandlord shall no longer be required to provide such amenities for the remainder of the Term.

b. Cafeteria and Fitness Center Equipment. Provided no default, beyond applicable notice and cure periods, then exists under the terms of this Sublease, Sublandlord will convey title to the equipment located within the Cafeteria Space and the Fitness Center Space owned by Sublandlord and used in connection with Cafeteria and Fitness Center operations, all as more particularly described on Exhibit F attached hereto (hereinafter, the “Cafeteria Equipment” and the “Fitness Center Equipment,” as applicable) on the Building 22 Commencement Date at no additional cost to Subtenant. Sublandlord will convey the Cafeteria Equipment and Fitness Center Equipment on an “as-is”, “where-is” basis, without warranty, except as to ownership free and clear of all liens created by or through Sublandlord based on the best of Sublandlord’s then-current knowledge, pursuant to the terms of a bill of sale in substantially the form of Exhibit G attached hereto.

c. Operations During the Amenities Period. During the four (4) year period from and after the Building 22 Commencement Date (the “Amenities Period”), Subtenant shall: (i) continuously operate the Cafeteria and Fitness Center as they currently are being operated by Sublandlord without materially changing the operating hours or making other material modifications to the Cafeteria and Fitness Center operations, and (ii) permit Sublandlord, America Online, Inc. and their respective employees (collectively, the “Sublandlord Parties”), and the Access Parties to access and use the Cafeteria and Fitness Center without charge to the Sublandlord Parties or such Access Parties subject to and in accordance with this Section 19. Notwithstanding the foregoing, Subtenant shall have the right up to two (2) times in any calendar year during the Term, upon forty-eight (48) hours’ prior notice to Sublandlord and the Access Parties, to close the Cafeteria for up to twenty-four (24) hours for Subtenant-only events. Also notwithstanding the foregoing, Subtenant shall have the option, exercisable upon delivery of at least sixty (60) days’ prior written notice to Sublandlord, to close and cease operations of the Fitness Center at any time after the end of the thirty-sixth (36th) month of the Amenities Period. Subtenant’s exercise of the foregoing option is conditioned upon Subtenant paying a termination fee to Sublandlord in the amount of $25,000.00 simultaneously with delivery of written notice of the termination. Subtenant may elect to discontinue operations of the Cafeteria and/or Fitness Center altogether or to limit usage to Subtenant’s employees, officers, directors, consultants, customers and visitors (the “Subtenant Parties”) at any time after the expiration of the Amenities Period without paying a termination fee to Sublandlord. In the event that Subtenant elects to continue operations of the Cafeteria and/or Fitness Center after the Amenities Period expires, the Sublandlord Parties may continue using such facilities subject to Sublandlord and Subtenant agreeing upon mutually acceptable terms and conditions applicable to such use prior to the expiration of the Amenities Period.

d. Cafeteria. During the Amenities Period, the Sublandlord Parties, and the Access Parties shall have the right to use the Cafeteria on a non-exclusive basis during the Cafeteria’s regular hours of operation. Sublandlord’s employees and the Access Parties shall be required to comply with all reasonable rules and regulations with respect to the Cafeteria, as reasonably promulgated by Subtenant from time to time and shall be responsible for paying for all Cafeteria purchases when ordered. Additionally, the Sublandlord Parties, but not the Access Parties, shall receive a twenty-percent (20%) discount (“Discount”) on all Cafeteria purchases calculated based upon the published and/or public food and beverage prices charged by Subtenant. Subtenant shall have the right to request from the Sublandlord Parties reasonable identification in connection with the granting of the Discount. In addition, the Discount shall not be applicable to catering or to bulk purchases of food requested by the Sublandlord Parties. Except to the extent caused by the negligence or willful misconduct of Subtenant, its agents, employees or contractors, Sublandlord hereby releases Subtenant and agrees to indemnify, defend and hold Subtenant harmless from and against any liability arising from the use of the Cafeteria during the Amenities Period by the Sublandlord Parties (but not the Access Parties), including, without limitation, any claims asserted or caused by the Sublandlord Parties or their invitees.

e. Fitness Center and Outdoor Courts. During the Amenities Period, subject to subsection (c) above, up to 100 employees of the Access Parties and up to 450 of the Sublandlord Parties shall have the right to use the Fitness Center on a non-exclusive basis during its regular hours of operation at no additional cost to the Sublandlord Parties. Subtenant shall be permitted to condition the Access Parties’ use of the Fitness Center upon the Access Parties paying a fitness center fee directly to Subtenant in an amount not to exceed the amounts specified for each Access Party on Exhibit E hereto. Sublandlord shall not be liable for payment or collection of such fitness center fees or any costs incurred by Subtenant in connection therewith, but in the event of non-payment of the fitness center fee, Subtenant shall have the right to deny the Access Parties access to the Fitness Center. The Sublandlord Parties and the Access Parties shall be required to comply with all reasonable rules and regulations as promulgated by Subtenant from time to time with respect to the Fitness Center. Except to the extent caused by the negligence or willful misconduct of Subtenant, its agents, employees or contractors, Sublandlord hereby releases Subtenant and agrees to indemnify, defend and hold Subtenant harmless from and against any liability arising from the use of the Fitness Center during the Amenities Period by the Sublandlord Parties (but not the Access Parties), including, without limitation, any claims asserted or caused by the Sublandlord Partiesor their invitees.

20. Signage. Subject to the signage rights granted to Sublandlord, as tenant, under Article 42 of the Prime Lease and to the provisions of Article 8 of the Prime Lease, Subtenant shall have the right, at Subtenant’s sole cost and expense, to install and display its company name on the exterior of each Building, the entry doors of each Building, and within the lobby of each Building, in each case, subject to the terms of the Prime Lease and provided Subtenant has obtained the prior written consent of Sublandlord, which shall not be unreasonably withheld or delayed, and Prime Landlord pursuant to the provisions of the Prime Lease, including, without limitation, Article 42 thereof..

21. Compliance. Subtenant covenants and agrees that Subtenant will not do anything which would constitute a default under the Prime Lease or omit to do anything which Subtenant is obligated to do under the terms of this Sublease and which would constitute a default under the Prime Lease.

22. Notices. Any notice, demand or other communication which must or may be given or made by either party hereto shall be in writing and shall be in accordance with the provisions of the Prime Lease, addressed:

In the case of Subtenant, prior to the Commencement Date, to:

Mercury Interactive Corporation
379 N. Whisman Road
Mountain View, California
Attn: Vice President and General Counsel
Fax: 650/584-3572

In the case of Sublandlord, to:

c/o America Online, Inc.
22110 Pacific Boulevard
Dulles, Virginia 20166
Attn: Director of Real Estate
Fax: 703/265-1509

With a copy (default notices only) to:

c/o America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166-9323
Attn: Legal Department
Fax: 703/265-1008

Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any notice, demand or communication given hereunder shall be deemed delivered when actually received.

23. Indemnity.

a. Sublandlord’s Indemnity. Sublandlord agrees to perform its obligations to Prime Landlord under the Prime Lease (to the extent those obligations are not made the obligation of Subtenant hereunder and to the extent such performance is not adversely affected by a Subtenant default hereunder), including, without limitation, the obligation to pay all rent required to be paid by “Tenant” to Prime Landlord in accordance with the terms of the Prime Lease, in order to keep the Prime Lease in full force and effect during the entire Term of this Sublease; subject, however, to any earlier termination of the Prime Lease not caused by Sublandlord or caused by Subtenant. Sublandlord shall promptly provide Subtenant copies of all default notices relative to the Demised Premises received by Sublandlord from Prime Landlord during the Term. Further, in addition to Sublandlord’s other indemnification obligations hereunder, Sublandlord agrees to indemnify, defend and hold Subtenant free and harmless from and against any and all claims and related liabilities, judgments, causes of action, damages (including reasonable attorneys’ fees), costs and expenses incurred by or claimed against Subtenant to the extent arising out of (i) any default by Sublandlord under this Sublease (through no fault of Subtenant); (ii) any default by Sublandlord of Sublandlord’s remaining obligations under the Prime Lease (through no fault of Subtenant); and/or (iii) the gross negligence or willful misconduct of Sublandlord or any of its agents, employees or contractors. Subtenant shall provide notice to Sublandlord of any claim for which it is seeking indemnification hereunder promptly after it actually becomes aware of such claim, and Sublandlord shall defend such claim with counsel reasonably acceptable to Subtenant. Subtenant shall, at Sublandlord’s sole cost and expense, cooperate with Sublandlord in the prosecution of such defense.

b. Subtenant’s Indemnity. Subtenant agrees (i) to comply with all provisions of this Sublease and, to the extent incorporated into this Sublease, the Prime Lease; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Prime Lease with respect to the Demised Premises to the extent incorporated herein. In addition to Subtenant’s other indemnification obligations hereunder, Subtenant shall indemnify, defend, and hold Sublandlord free and harmless from and against any and all claims and related liabilities, judgments, causes of action, damages (including reasonable attorneys’ fees), costs and expenses incurred by or claimed against Sublandlord to the extent arising out of (i) any default by Subtenant under this Sublease (through no fault of Sublandlord); (ii) any default by Subtenant under the Prime Lease (through no fault of Sublandlord), to the extent incorporated into this Sublease; (iii) the gross negligence of willful misconduct of Subtenant or any of its agents, employees, contractors or invitees, and/or (iv) any accident, injury, or damage to any person or property occurring on or after the Delivery Date within the Demised Premises, except to the extent caused by the negligence or willful misconduct of Sublandlord, its agents, employees, or contractors. Sublandlord shall provide notice to Subtenant of any claim for which it is seeking indemnification hereunder promptly after it actually becomes aware of such claim, and Subtenant shall defend such claim with counsel reasonably acceptable to Sublandlord. Sublandlord shall, at Subtenant’s sole cost and expense, cooperate with Subtenant in the prosecution of such defense.

The indemnification obligations set forth in this Section and elsewhere in this Sublease (and the Prime Lease to the extent incorporated herein) shall survive the expiration or earlier termination of this Sublease, and no indemnification set forth in this Sublease or, as between Sublandlord and Subtenant, the Prime Lease, shall include the obligation to indemnify either for punitive damages or, (excluding the indemnification set forth in Section 25 below), for consequential damages (e.g., lost profits or lost business opportunity). In addition, except as expressly provided otherwise in this Sublease, neither party shall have any liability to the other party hereunder for any indirect, consequential, or punitive damages. Subtenant covenants and agrees that Subtenant will not do anything which would constitute a default under the Prime Lease or omit to do anything which Subtenant is obligated to do under the terms of this Sublease and which would constitute a default under the Prime Lease.

24. Surrender. Not later than the Expiration Date, Subtenant shall quit and surrender to Sublandlord the Demised Premises, broom clean and in as good order and condition as they were on the Commencement Date and, to the extent excepted under the Prime Lease, excepting ordinary wear and tear, acts of God, casualty, condemnation, and alterations with respect to which neither Sublandlord nor Prime Landlord has a right to require removal, or the payment of the costs of removal, as set forth in this Sublease or the Prime Lease. In connection with the foregoing, Subtenant shall remove from the Demised Premises all of its property including, without limitation, the Furniture (subject to Section 7 above), the Fitness Equipment and the Cafeteria Equipment. In addition, and notwithstanding anything to the contrary in Section 9 of this Sublease, Subtenant hereby expressly assumes all restoration and removal obligations of “Tenant” under the Prime Lease, including, without limitation, the obligation to pay for the removal of any Alterations and other improvements from the Demised Premises to the extent Sublandlord is required to make such payments to Prime Landlord pursuant to the terms of the Prime Lease. Subtenant’s obligations to perform and observe the foregoing covenants shall survive the expiration or other termination of the Term of this Sublease. If the last day of this Sublease shall fall on a Saturday, Sunday or legal holiday, this Sublease shall expire on the last business day preceding such last day, provided, however, that if Subtenant and Prime Landlord have executed and delivered a direct lease with a commencement date immediately following the Expiration Date and Prime Landlord has signed and delivered to Sublandlord a written waiver of any and all obligations of Tenant under the Prime Lease to comply with the obligations described in the foregoing provisions, Subtenant shall not be required to comply with the provisions of this Section, and may remain in the Demised Premises through the last day of the term of the Prime Lease.

25. Holdover. Subtenant shall surrender the Demised Premises on or before the Expiration Date without any delay. In the event Subtenant does not immediately surrender the Demised Premises on the Expiration Date, Subtenant’s continued possession shall be on the basis of a tenancy at the sufferance of the Sublandlord. In such event, Subtenant shall continue to comply with and perform all of the terms and obligations of this Sublease except that the Rent payable during each month or portion thereof shall be equal to One Hundred Fifty Percent (150%) of the Rent payable during the last full month prior to the expiration or termination of the Sublease, as applicable. Subtenant shall be liable to Sublandlord for, and shall indemnify and hold Sublandlord harmless against, all damage which Sublandlord suffers because of any holding over by Subtenant, including without limitation, all claims made against Sublandlord resulting from Sublandlord’s delay in delivering possession of the Demised Premises to Prime Landlord. Notwithstanding anything to the contrary contained in this Sublease, if Subtenant and Prime Landlord have executed and delivered a direct lease with a commencement date immediately following the Expiration Date and Prime Landlord has signed and delivered to Sublandlord a written waiver of Prime Landlord’s rights under Article 16 of the Prime Lease, Subtenant may remain in the Demised Premises through the last day of the term of the Prime Lease without being subject to the provisions of this Section 25.

26. Brokers. Sublandlord and Subtenant each represent and warrant that neither has dealt with any brokers or consultants in connection with this transaction, except for (i) Roger Gage, Matt Hargrove, Mike Shellow and Janet Polanchyck, collectively of Cushman & Wakefield, Inc. of California, Sublandlord’s exclusive “Leasing Broker” for this Sublease, and (ii) Bruce McLellan of McLellan Commercial Real Estate, Inc., Subtenant’s exclusive “Tenant Broker” for this Sublease. Sublandlord shall pay all commissions due such brokers pursuant to a separate agreement with the Leasing Broker and Tenant Broker. Each party shall hold and save the other harmless of and from any and all loss, costs, damage, injury or expense arising out of or in any way related to claims for any other real estate brokers, sales persons or finder’s commissions or fees based upon allegations made by the claimant that it is entitled to such a fee from the indemnified party arising out of contact with the indemnified party or alleged introductions of the indemnifying party to the indemnified party.

27. Confidentiality. Each party agrees to hold the material terms and conditions of this Sublease and the transactions contemplated or permitted hereby, including, without limitation, any assignment of this Sublease, strictly confidential. Accordingly, except to the extent required by law, including, without limitation, any law requiring Subtenant or Sublandlord to disclose all or certain terms of this Sublease in a filing required by the Securities and Exchange Commission or any successor thereto, or by court order (in the case of a court order, following advanced written notice to the non-disclosing party), neither party shall, without the other party’s prior written consent, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information concerning the material terms or conditions of the Sublease, or the transactions contemplated or permitted hereby, to any person or entity, including, without limitation, any other subtenant or potential subtenant of Sublandlord or other occupant of Sublandlord’s space in Mountain View, California.. Notwithstanding the foregoing, each party may disclose such information to the its prospective lenders, legal and financial advisors, accountants, engineers or other persons if and to the extent such persons have a legitimate business purpose for needing such information in furtherance of, or consistent with, the transactions contemplated hereby and provided that such persons agree to hold such information strictly confidential to the same degree as if such persons were bound by the provisions of this Section 27. The terms of this Section 27 shall survive the expiration or earlier termination of this Sublease for a period of five (5) years.

28. Prime Landlord Consent. This Sublease and the obligations of Sublandlord and Subtenant under this Sublease and the Work Letter Agreement are expressly conditioned upon receipt of the prior written consent of Prime Landlord to this

Sublease, the form and content of which shall: (a) be acceptable to Sublandlord and Subtenant in their reasonably exercised discretion, (b) constitute a consent to this Sublease by Prime Landlord as required by Article 11 of the Prime Lease, and (c) contain an acknowledgement that the Demised Premises may be used by Subtenant for customer training and sales presentation purposes. Notwithstanding the foregoing, Subtenant and Sublandlord shall be deemed to have accepted, for purposes of subsection (a) above, a consent to this Sublease by Prime Landlord if such consent satisfies the conditions set forth in subsections (b)-(c), unless such consent contains additional terms that are not customary in the current Mountain View leasing market for comparable buildings and, if agreed to by Subtenant and/or Sublandlord, would materially and adversely change Subtenant’s rights or obligations hereunder. In addition, Sublandlord shall use commercially reasonable efforts, at no cost or expense to Sublandlord, to obtain a subordination, nondisturbance and attornment agreement from Prime Landlord for the benefit of Subtenant or the inclusion of subordination, nondisturbance, and attornment language within the written consent to this Sublease signed and delivered by Prime Landlord.

29. General Provisions.

(a) Benefit and Burden. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective personal representatives, successors, heirs, executors, administrators and assigns.

(b) Governing Law. It is the intention of the parties hereto that this Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of California.

(c) Entire Agreement. This Sublease, which includes all exhibits attached hereto, contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Demised Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. All understandings and agreements, if any, heretofore had between the parties are merged to this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublandlord or Subtenant to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Subtenant and Sublandlord. No surrender of possession of the Demised Premises or of any part thereof or of any remainder of the Term shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of monthly Base Rent or Additional Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of monthly Base Rent or Additional Rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

(d) Conflicts Between this Sublease and the Prime Sublease. With respect to the relationship between the Sublandlord and the Subtenant, the terms and conditions of this Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Prime Lease. As between Sublandlord and Prime Landlord, nothing herein shall be construed in any way to affect the rights and obligations of the Sublandlord and the Prime Landlord under the Prime Lease.

(e) Captions. The captions throughout this Sublease are for convenience of reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Sublease, nor in any way affect this Sublease.

(f) Singular and Plural. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

(g) Counterparts; Facsimile. This Sublease may be executed in several counterparts, but all counterparts shall constitute but one and the same instrument. The parties agree and intend that a signature delivered by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

(h) No Recordation. Neither this Sublease nor any short-form memorandum or version hereof shall be recorded by either party.

30. Release and Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, Sublandlord shall use diligent efforts during the first twelve (12) months of the Term to obtain a written agreement from Prime Landlord providing that the release of subrogation provisions set forth in the last two sentences of Article 13 of the Prime Lease shall be deemed an agreement between Prime Landlord and Subtenant as if Subtenant were “Tenant” under the Prime Lease. In addition, subject to Section 9(a) above, the release and waiver of subrogation provisions of Article 13 of the Prime Lease shall be deemed to apply to Sublandlord and Subtenant as if they were respectively “Landlord” and “Tenant” thereunder; provided, however, for purposes of construing such release and waiver provisions as incorporated herein, the parties acknowledge and agree that Sublandlord shall have no obligation to maintain the insurance requirements of “Landlord” under the Prime Lease but rather shall be required to continue to maintain the insurance requirements of “Tenant” thereunder.

31. Right to Cure. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, in the event that Sublandlord defaults in the performance or observance of any of Sublandlord’s obligations under the Prime Lease (to the extent not the obligation of Subtenant hereunder or caused by Subtenant’s default hereunder) or this Sublease, or fails to perform Sublandlord’s stated obligations under Section 9(b) of this Sublease and such default or failure, in Subtenant’s reasonable opinion, materially impairs the conduct by Subtenant of its business operations in the Demised Premises, then Subtenant shall give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within a reasonable time, but in no event longer than thirty (30) days thereafter (except that if such default cannot be cured within said period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such period and proceeds diligently thereafter to effect the cure as quickly as reasonably practicable), then Subtenant shall be entitled, at Subtenant’s option, to cure such default and promptly collect from Sublandlord the reasonable, out-of-pocket expenses actually incurred by Subtenant in curing such default. Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Prime Lease or with any applicable governmental law, regulation or order. For the avoidance of doubt, the parties acknowledge and agree that the foregoing self-help remedies shall not be construed as exclusive remedies of Subtenant and that any exercise of such remedies pursuant to the terms set forth herein shall not be deemed to constitute a waiver of any other remedies available to Subtenant under this Sublease or applicable law.

32. Amendment or Modification. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, Sublandlord shall not amend or modify the Prime Lease in any way so as to materially and adversely affect Subtenant or its interest hereunder, materially increase Subtenant’s obligations hereunder or materially restrict Subtenant’s rights hereunder, without the prior written consent of Subtenant, which may be withheld in Subtenant’s sole but reasonably exercised discretion.

33. Representations. Sublandlord represents that, to Sublandlord’s current knowledge, (i) the copy of the Prime Lease attached hereto is a true, correct and complete copy thereof; (ii) there exist no amendments, or modifications to the Prime Lease (whether oral or written) except as attached thereto; (iii) neither Sublandlord nor Prime Landlord is in default under the provisions of the Prime Lease, nor is there any event, condition or circumstance existing which with notice, or the passage of time or both, would constitute a “default” thereunder; (iv) the Prime Lease is in full force and effect and is a valid and binding obligation of Sublandlord and of Prime Landlord, and (v) there are no pending actions, suits or proceedings before any governmental entity, court or administrative agency against Sublandlord that are reasonably likely to materially and adversely affect the ability of Sublandlord to perform its obligations under this Sublease or the Prime Lease. Subtenant represents, to Subtenant’s current knowledge, that there are no pending actions, suits or proceedings before any governmental entity, court or administrative agency against Subtenant that are reasonably likely to materially and adversely affect the ability of Subtenant to perform its obligations under this Sublease.

34. Voluntary Termination. For so long as Subtenant is not in default of its obligations under this Sublease beyond any applicable notice and cure periods, Sublandlord shall not voluntarily terminate the Prime Lease or surrender the Demised Premises during the Term unless and until Prime Landlord has agreed to (i) thereafter assume all rights and obligations of “Sublandlord” under this Sublease (a “Prime Landlord Assumption”), or (ii) simultaneously enter into a direct lease with Subtenant (the “Direct Lease”) upon substantially the same terms and conditions of this Sublease, including without, limitation, the Base Rent payable by Subtenant hereunder, such that the terms and conditions of the Direct Lease do not materially and adversely change Subtenant’s rights or obligations under this Sublease. If Prime Landlord consents to a Prime Landlord Assumption, Subtenant shall attorn to Prime Landlord in connection with any such voluntary termination or surrender, and shall execute an attornment agreement in such form as may reasonably be requested by Prime Landlord and reasonably acceptable to Subtenant. The terms of this Section 34 shall not apply with respect to Sublandlord’s exercise of its termination rights in the event of casualty pursuant to Sections 22 (c) or (d) of the Prime Lease, but Sublandlord shall notify Subtenant in writing at the time Sublandlord notifies Prime Landlord of the exercise of any such termination right.

35. Acknowledgment of Sublandlord. Sublandlord acknowledges that Subtenant intends to negotiate with Prime Landlord a Direct Lease with a commencement date immediately following the Expiration Date of this Sublease. Provided that this Sublease remains in effect as of the date on which Sublandlord’s Exercise Notice is due pursuant to Section 43 of the Prime Lease and that Subtenant is not in default of its obligations under this Sublease beyond any applicable notice and cure period as of such date, Sublandlord hereby agrees not to exercise its Option to Renew pursuant to Article 43 of the Prime Lease without the prior written consent of Subtenant, which may be withheld in Subtenant’s sole but reasonably exercised discretion.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have each executed this Sublease on the day and year first hereinabove written.

SUBLANDLORD:

NETSCAPE COMMUNICATIONS CORPORATION, A DELAWARE CORPORATION

By:	/s/ Michael Bartscherer
Name:	Michael Bartscherer
Title:	Vice President, Corporate Services

SUBTENANT:

MERCURY INTERACTIVE CORPORATION, A DELAWARE CORPORATION

By:	/s/ Anthony Zingale
Name:	Anthony Zingale
Title:	President & COO

EXHIBIT A

OUTLINE OF DEMISED PREMISES

Attached hereto.

EXHIBIT B

WORK LETTER AGREEMENT

In consideration of the mutual covenants contained in the Sublease, of which this Exhibit B is a part, Subtenant and Sublandlord agree that the Demised Premises shall be improved as hereinafter set forth. Except as defined in this Work Agreement to the contrary, all terms utilized in this Work Agreement shall have the same meaning as the defined terms in the Sublease. The provisions of the Sublease, except where clearly inconsistent or inapplicable to this Work Agreement, are hereby incorporated into this Exhibit B.

1. General. The purpose of this Work Agreement is to set forth how the Initial Improvements in the Demised Premises as set forth on the Construction Documents, as defined below in Section 2(c), are to be designed and constructed. Notwithstanding the terms of this Work Agreement, Subtenant acknowledges and agrees that any construction of the Initial Improvements permitted in this Exhibit B shall also be subject to the terms and provisions of the Prime Lease, including, without limitation, Article 8 thereof.

2. Initial Improvement Plans.

(a) Base Building Tenant Improvement Standards. Sublandlord has submitted a copy of the Tenant Improvement Standards (“Standards”) to Subtenant and Subtenant stipulates that such Standards, together with additional information Subtenant has received and/or developed, are sufficient to allow Subtenant’s contractors and consultants to prepare all necessary layout, design, engineering, and construction plans for the full and complete construction of the Initial Improvements. The Standards are listed on the attached Schedule I. Subtenant, in designing and constructing its Initial Improvements, must use materials which are equal to or better than the quality of the materials specified on Schedule I.

(b) Development and Approval of Plans. Subtenant shall employ, at its sole cost and expense, architects, engineers and/or other design contractors (each a “Design Professional”), to prepare and deliver to Sublandlord (i) on or before December 31, 2005 for Building 22, (ii) on or before December 31, 2006 for Building 21, and (iii) on or before December 31, 2007 for Building 20, space plans, architectural plans, engineering plans, and other customary project documents (collectively, the “Project Plans”) showing in specific detail the Initial Improvements that Subtenant desires to make in the Demised Premises. Each of Subtenant’s Design Professional(s) shall be duly licensed and subject to Sublandlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, and shall be conditioned on the Design Professional’s reputation for quality of work, timeliness of performance, integrity and Sublandlord’s prior experience (if any) with such Design Professional, and to Prime Landlord’s approval in accordance with the terms of the Prime Lease. The foregoing Project Plans shall be subject to Sublandlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed, and to Prime Landlord’s approval pursuant to the terms of the Prime Lease. Once received by Sublandlord, Sublandlord shall (i) submit the Project Plans to the Prime Landlord for approval; and (ii) review the Project Plans and notify Subtenant, within seven (7) business days, if Sublandlord has any material objections. In the event that either Sublandlord or Prime Landlord has material objections, Subtenant shall revise the Project Plans only as to such objections and shall, within three (3) business days of Subtenant’s receipt of such objections, resubmit them to Sublandlord, for Sublandlord’s and Prime Landlord’s review and approval, in which event, the foregoing procedure shall be repeated until Sublandlord and Prime Landlord ultimately approve the Project Plans.

(c) Construction Documents. As approved, the Project Plans shall be deemed the “Construction Documents.” Subtenant shall reimburse Sublandlord, as Additional Rent under the Sublease, Sublandlord’s actual and reasonable costs, including any charges payable to Prime Landlord pursuant to Section 8(f) of the Prime Lease, as demonstrated by Sublandlord’s invoice(s) therefor or other reasonably-detailed documentation, incurred in connection with the preparation, review and approval of the Project Plans. Deliveries of the Project Plans (or any subpart thereof) shall be delivered by messenger service, by personal hand delivery or by overnight parcel service.

(d) Standards for Sublandlord’s Approval. Sublandlord’s criteria for approvals of the Project Plans shall be based on reasonable criteria established from time to time by Sublandlord. Without limiting the generality of the foregoing, Sublandlord will automatically be deemed to have acted reasonably if a Sublandlord disapproval is predicated upon (i) Prime Landlord’s disapproval of the Project Plans; (ii) non-compliance with the terms of the Sublease or Prime Lease; (iii) any affect on the structural integrity of any Building, (iv) reasonably anticipated damage to any Building’s mechanical, electrical, plumbing or HVAC systems, (v) non-compliance with applicable laws, codes, regulations, or generally accepted industry standards, (vi) failure to use materials equal to or better than those required by Schedule I pertaining to Standards, and (vii) any affect on the exterior appearance of any Building (“Approved Criteria”). While Sublandlord has the right to approve the Project Plans, Sublandlord’s interest in doing so is to protect each Building’s and Sublandlord’s interests. Accordingly, Subtenant shall not rely upon Sublandlord’s approvals and Sublandlord shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such Project Plans, or the compliance thereof with applicable laws, statutes, codes, ordinances, rates, and regulations (collectively “Laws”), and Sublandlord shall incur no liability or cost of any kind by reason of granting such approvals.

(e) Change Orders. In the event that Subtenant requests or approves of any changes to the Construction Documents (each, a “Change Order”), Sublandlord shall not unreasonably withhold or delay its consent to any such Change Order, but subject to the Approval Criteria listed above.

(f) Standards of Performance. Subtenant represents and warrants that all Design Professionals and Contractors (as defined in Section 4 below) performing work relating to the Initial Improvements shall (i) comply with all Laws, (ii) be familiar with each Building (including all systems therein) and the Standards, and (iii) exercise due care and diligence in the performance of services relating to the Initial Improvements and shall perform such services in a good and workmanlike manner. In addition, the Project Plans shall clearly identify any impact of such plans on the structure, equipment, appearance, or systems of each Building.

3. Permits. Subtenant shall be responsible for obtaining all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Initial Improvements based upon such Construction Documents. Thereafter, Subtenant shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having authority over the construction and installation of the Initial Improvements in accordance with the approved Construction Documents and shall undertake all steps necessary to insure that the construction of the Initial Improvements is accomplished in strict compliance with all Laws applicable to such construction and the requirements and standards of any insurance underwriting board, inspection bureau, or insurance carrier insuring the Demised Premises pursuant to the Sublease.

4. Construction. Subtenant shall employ an outside contractor or contractors of Subtenant’s choice (each a “Contractor”) to construct the Initial Improvements in substantial conformance with the Construction Documents. Each of Subtenant’s Contractor(s) and all lower-tier contractors shall be duly licensed and subject to Sublandlord’s prior written approval, which approval shall not be unreasonably withheld or delayed and shall be conditioned on the contractor’s reputation for quality of work, timeliness of performance, integrity and Sublandlord’s prior experience (if any) with such contractor, and Prime Landlord’s approval in accordance with the terms of the Prime Lease. Subtenant shall pay for the entire cost of design and construction of the Initial Improvements (including the supply of all materials thereto) and all permits, review and approval fees in connection therewith. Subtenant shall cause its Contractor or Contractors to commence construction of the Initial Improvements within thirty (30) days following Sublandlord’s and Prime Landlord’s approval of the Project Plans, or following plan approval by the City of Mountain View, whichever is later, and shall use reasonable commercial efforts to cause the Initial Improvements to be completed no later than twelve (12) months thereafter. Subtenant, each Subtenant Contractor and the performance of all work relating to the Initial Improvements shall be subject to the following conditions:

(a) Sublandlord and Prime Landlord and their respective agents shall each have the right to inspect the construction of the Initial Improvements during the progress thereof, at reasonable times and without unreasonable interference with the construction of the Initial Improvements, it being the intent of the parties hereto that Sublandlord shall be reasonable in its inspection of the construction of the Initial Improvements and that Sublandlord shall recognize, to the extent commercially reasonable and practicable, the necessity of field changes based on field conditions. However, neither the privilege herein granted to Sublandlord to make such inspections, nor the making of such inspections by Sublandlord, shall operate as a waiver of any rights of Sublandlord to require good and workmanlike construction and improvements erected in accordance with the Construction Documents and the Prime Lease.

(b) The Initial Improvements shall be constructed in accordance with the Construction Documents and the Prime Lease, and Subtenant or Subtenant’s Contractor(s) shall submit schedules of all work relating to the Initial Improvements to Sublandlord before any such Contractor may be approved by Sublandlord. Subtenant shall abide by all rules made by Prime Landlord or reasonably made by Sublandlord with respect to the use of parking and loading areas, storage of materials, and any other matter in connection with this Work Agreement, including, without limitation, the construction of the Initial Improvements.

(c) Subtenant’s Contractors and the respective subcontractors and sub-subcontractors performing any part of the Initial Improvements shall guarantee to Subtenant and for the benefit of Sublandlord and Prime Landlord that the portion of the Initial Improvements for which such contractor is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Initial Improvements shall be contained in the applicable contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of Prime Landlord, Sublandlord, and Subtenant, as their respective interests may appear, and can be directly enforced by any such parties.

5. Default. Any default by either party under the terms of this Work Agreement shall constitute a default under the Sublease. Each party shall have any and all rights to remedy such defaults of the other party pursuant to the provisions of the Sublease.

6. Reasonable Diligence. Both Sublandlord and Subtenant agree to use reasonable diligence in performing all of their respective obligations and duties under this Work Agreement and in proceeding with the construction and completion of the Initial Improvements in the Demised Premises.

7. Insurance Requirements.

(a) General Coverages. Subtenant shall require all Subtenant’s Contractors and all other lower-tier contractors (i.e., subcontractors and sub-subcontractors) to carry worker’s compensation insurance covering all of their respective employees, and to carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Subtenant as set forth in Section 10 of the Sublease.

(b) Special Coverages. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Sublandlord covering the construction of the Initial Improvements, and such other insurance as Sublandlord reasonably may require, it being understood and agreed that the Initial Improvements shall be insured by Subtenant pursuant to Section 10 of the Sublease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Sublandlord including, but not limited to, the requirement that all of Subtenant’s Contractors and lower-tier contractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Subtenant as provided in Section 10 of the Sublease.

(c) General Terms. Certificates for all insurance carried pursuant to this Work Agreement must comply with the requirements of Section 10 of the Sublease and shall be delivered to Sublandlord before the commencement of construction of the Initial Improvements and before the Contractor’s equipment is moved into the Demised Premises. In the event that the Initial Improvements are damaged by any cause during the course of the construction thereof, Subtenant shall immediately repair the same at Subtenant’s sole cost and expense. Subtenant’s Contractors and all lower-tier contractors shall maintain all of the foregoing insurance coverage in force until the Initial Improvements are fully completed and accepted by Sublandlord, except for any Products and Completed Operation Coverage insurance required by Sublandlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Sublandlord and Subtenant. All policies carried under this Section 7 shall insure Prime Landlord, Sublandlord, and Subtenant, as their interests may appear, as well as the Contractor. All insurance, except Workers’ Compensation, maintained by Subtenant’s Contractors and all lower-tier contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

8. Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Initial Improvements, Subtenant shall cause a Notice of Completion to be recorded in the office of the Recorder of Santa Clara County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Sublandlord upon such recordation. If Subtenant fails to do so, Sublandlord may execute and file the same on behalf of Subtenant as Subtenant’s agent for such purpose, at Subtenant’s sole cost and expense. At the conclusion of construction, (i) Subtenant shall cause the Design Professionals and Contractors (A) to update the Construction Documents as necessary to reflect all changes made to the Construction Documents during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Sublease, and (C) to deliver to Sublandlord two (2) sets of copies of such record set of drawings and one (1) additional electronic copy (in .dwg format in accordance with AIA layering standards) within ninety (90) days following issuance of a certificate of occupancy for the Demised Premises, and (ii) Subtenant shall deliver to Sublandlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Demised Premises.

SCHEDULE I

TO EXHIBIT B

TENANT IMPROVEMENT STANDARDS

(Attached hereto)

EXHIBIT C

PRIME LEASE

Attached hereto.

EXHIBIT D

FURNITURE LIST

Inventory for 464 Ellis Street, Mtn View, Ca.

Building 20

First Floor:

Cubicles: (95) 10 x 10 Consisting of: Teknion TOS panel systems furniture

Panels: (7) 66/60 panels and (1) 66/30 panel

Worksurfaces: (2) 60/30 corners and (1) 60/30 straight

Components: (1) Shelf w/ task light, (1) Overhead Bin w/ task light, (1) 60x30 whiteboard element, (1) pencil drawer, (1) file, file pedestal, (1) box,box,file pedestal and (1) task chair(optional)

Labs: (2) Consisting of: Symbiote Lab furniture

(1) room is empty – (1) consists of: Panels: (9) 80/48 panels, (1) 80/24 panel Worksurfaces: (2) 48/30 corners, (5) 48/30 str. surfaces, (1) 24/30 str. surface, (10) 48/18 str. shelves

Conference Rooms: (8) Consisting of:

(3-5) 60 x 30 KI tables, (1) phone table, and (8-12) chairs

Second Floor:

Cubicles: (113) 10 x 10 Consisting of: Teknion TOS systems furniture

Panels: (7) 66/60 panels and (1-2) 66/30 panels

Worksurfaces: (2) 60/30 corners and (1) 60/30 straight

Components: (1) Shelf w/ task light, (1) Overhead Bin w/ task light, (1) 60x30 whiteboard element, (1) pencil drawer, (1) file, file pedestal, (1) box,box,file pedestal and (1) task chair(optional)

LABS: (3) CONSISTING OF: SYMBIOTE LAB FURNITURE AND/OR TEKNION PANEL FURNITURE

(1) room is empty – (1) consists of: Symbiote Panels: (9) 80/48 panels, (1) 80/24 panel, (16) 62/48 panels

Worksurfaces: (2-3) 48/30 corners, (1-5) 48/30 str. surfaces, (1) 24/30 str. surface, (4) 72/30 str., (3) 96/30 str., and (10) 48/18 str. shelves

Teknion furniture: Panels: (12) 66/60 panels, (1) 66/36 panel, (1) 66/24 panel

Worksurfaces: (2 60/30 corners, (1) 96/30 str., (7) 60/30 str. and (7) 48/24 shelves

Conference Rooms: (10) Consisting of: (3-6) 60 x 30 KI tables, (1) phone table and/or (1) credenza, and (8-12) chairs

Inventory for 466 Ellis Street, Mtn View, Ca.

Building 21

First Floor:

Cubicles: (59) 10 x 10 and (15) 7.5 x 10 Consisting of: Teknion TOS panel systems furniture

Panels: 10 x 10 : (7) 66/60 panels and (1) 66/30 panel 7.5 x 10: (5) 66/60 panels (2) 66/30 panels

Worksurfaces: 10 x 10: (2) 60/30 corners and (1) 60/30 straight or (2) 30/30 straights

7.5 x 10: (1-2) 60/30 corners, and (1-2) 30/30 straights

Components: (1) Shelf w/ task light, (1) Overhead Bin w/ task light, (1) 60x30 whiteboard element, (1) pencil drawer, (1) file, file pedestal, (1) box, box, file pedestal and (1) task chair(optional)

Labs: (4) Consisting of: Symbiote Lab furniture and Teknion system furniture

Symbiote: Panels: (8) 80/48 panels, (3) 80/24 panel and (4-6) 62/48 panels, and (7) racks

Worksurfaces: (1-3) 48/30 corners, (2) 96/30 str., (1-2) 48/30 str., (1-3) 24/30 str., and (4-8) 48/18 shelves

Teknion: Panels: (10) 66/48 panels, and (1) 66/24 panel

Worksurfaces: (2) 96/30 str., (3) 60/30 corners (1) 24/30 str., and (4) 48/30 str., and (4) 48/24 shelves

Conference Rooms: (4) Consisting of:

(3-4) 60 x 30 KI tables, (1) phone table, and (8-10) chairs

Second Floor:

Cubicles: (89) 10 x 10 Consisting of: Teknion TOS systems furniture

Panels: (7) 66/60 panels and (1) 66/30 panel

Worksurfaces: (2) 60/30 corners and (1) 60/30 straight

Components: (1) Shelf w/ task light, (1) Overhead Bin w/ task light, (1) 60x30 whiteboard element, (1) pencil drawer, (1) file, file pedestal, (1) box, box, file pedestal and (1) task chair(optional)

LABS: (3) CONSISTING OF: SYMBIOTE LAB FURNITURE

Panels: (6) 80/48 panels, (1) 80/24 panel, (2) 62/60 panels, (10) 62/48 panels, and (1-2) 62/24 panels.

Worksurfaces: (1-2) 48/30 corners, (6) 96/30 str., (1) 72/30 str., (1-4) 48/30 str., (2) 24/30 str, and (8-10) 48/18 str. shelves

Conference Rooms: (9) Consisting of: (3-7) 60 x 30 KI tables, (1) phone table, and (8-18) chairs

Third Floor:

Cubicles: (85) 10 x 10 Consisting of: Teknion TOS systems furniture

Panels: (7) 66/60 panels and (1) 66/30 panel

Worksurfaces: (2) 60/30 corners and (1) 60/30 straight

Components: (1) Shelf w/ task light, (1) Overhead Bin w/ task light, (1) 60x30 whiteboard element, (1) pencil drawer, (1) file, file pedestal, (1) box, box, file pedestal and (1) task chair(optional)

Labs: (4) Consisting of: Symbiote Lab furniture and Teknion system furniture

Symbiote: Panels: (1) 80/60 panel, (1-12) 80/48 panels, and (1-4) 80/24 panels

Worksurfaces: (3) 48/30 corners, (1) 96/30 str., (1) 60/30 str., (1-6) 48/30 str., (1) 24/30 str., and (6) 48/18 shelves

Teknion: Panels: (5) 66/60 panels, (4) 66/48 panels, and (1) 66/36 panel

Worksurfaces: (2) 60/30 corners, (1) 60/30 str., (4) 48/30 str., and (1) 36/30 str., (1) 60/24 shelf, (4) 48/24 shelves, and (1) 36/24 shelf

Conference Rooms: (10) Consisting of: (3-6) KI tables, (1) phone table, and (8-16) chairs

Inventory for 468 Ellis Street, Mtn View, Ca.

Building 22

First Floor:

Dining Room: 65 42” square dining tables either on the floor or in the storage room, approximately 300 dining chairs. One Pool Table, one ping pong table.

General seating: 10 stools, 20 casual seating chairs, 7 coffee/end tables, three couches.

Former Corporate Store: existing store fixtures and shelving.

Other: Teknion workstation product in Concierge (for 3 occupants) space and in kitchen staff space (for 5 occupants) including workstation seating for 3 operators including panels, worksurfaces, under-cabinet storage and task chairs.

Second Floor:

Cubicles: (55) 7.5 x 10 and (4) 7.5 x 7.5 Consisting of: Teknion TOS panel systems furniture

Panels: 7.5 x 10: (6) 66/60 panels and (1) 66/30 panel 7.5 x 7.5: (4) 66/60 panels, and (3) 66/30 panels

Worksurfaces: 7.5 x 10: (1-2) 60/30 corners and/or (1-2) 60/30 straight, and (1) 30/30 straight 7.5 x 7.5: (1) 60/30 corner, and (1) 30/30 straight

Components: 7.5 x 10: (1) Shelf w/ task light, (1) Overhead Bin w/ task light, (1) 60x30 whiteboard element, (1) pencil drawer, (1) file, file pedestal, (1) box,box,file pedestal and (1) task chair (optional) 7.5 x 7.5: (1) Shelf w/ task light, or (1) Overhead Bin w/ task light, and/or (1) file, file pedestal, and (1) box, box, file pedestal

Conference Rooms: (7) Consisting of:

(2-6) 60 x 30 KI tables, (1) phone table, and/or (1)credenza, and (8-16) chairs

Training Room: KI tables and conference room chairs for approximately 18 partipants.

Operator Room: Workstation seating for 3 operators including panels, worksurfaces, under-cabinet storage and task chairs.

EXHIBIT E

LIST OF ADDITIONAL BUILDINGS/ACCESS PARTIES

Building	Permitted Fitness Center Fee
1. 490 Middlefield Road	Vernier Networks – up to 20 employees at $500/month, additional employees at $50/month

EXHIBIT F

CAFETERIA EQUIPMENT AND FITNESS CENTER EQUIPMENT LISTS

Equipment	Quantity	Brand	Description - Cardio or Strength
Treadmills	8	Star Trac	Cardio equipment for running/walking
Stationary Bikes	4	Star Trac	Cardio upright bikes
Recumbent Bikes	4	Star Trac	Cardio recumbent bikes
Elipticals	5	Precor	Cardio EFX
Total Gym (Cable row, lat pull down, Tricep Push Down, etc)	1	Lifefitness	Strength univeral equipment
Upper Body Ergometer	1	SciFit Pro 1000	Upper body cardio bike
Free Motion Cable Cross	1	Free motion	Strength equipment various stretches
Free Motion Lat	1	Free motion	Strength Equipment various stretches
Squat Rack	1	Max Rack	Strength Equipment - Squat Rack
Spin Bikes	13	Schwinn	Cardio spin bikes for spin class
Leg Press	1	Lifefitness	Strength Equipment
Leg Extension	1	Lifefitness	Strength Equipment
Leg Curl	1	Lifefitness	Strength Equipment
Tricep Extension	1	Lifefitness	Strength Equipment
Bicep Curl	1	Lifefitness	Strength Equipment
Chest Press	1	Lifefitness	Strength Equipment
Shoulder Press	1	Lifefitness	Strength Equipment
Chest/Back Fly	1	Lifefitness	Strength Equipment
Fitness Tree	1	Hoist	Fitness Tree to house attachments
Free weights (Dumbbells)		Hampton	Strength dumbbell set 3lb - 75lb
Color TV’s	8		25 “ tv’s hung in Cardio area
Satelite TV receivers	4	Direct TV	channels and FM radio
Stability ball rack & Balls	6		6 balls and 1 rack
Medicine Balls & Rack	6		Varying weights and rack

EXHIBIT G

BILL OF SALE

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned, Netscape Communications Corporation, a Delaware corporation (“Netscape”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to Mercury Interactive Corporation, a Delaware corporation (“Mercury”), pursuant to that certain Sublease Agreement dated as of                     , 2005, by and between Netscape and Mercury, all of Netscape’s interest in and to the personal property identified and described on Schedule A attached hereto (the “Transferred Property”). The foregoing conveyance is made on an “AS IS – WHERE IS” basis without warranty of any kind, express or implied; provided, however, Netscape represents, to the best of its knowledge, that, as of the date hereof, it owns the Transferred Property free and clear of all liens.

Dated:                      2005

Netscape Communications Corporation,
a Delaware corporation

By:
Name:
Its: